                                                                   EXHIBIT 10.28

                           ALTUS PHARMACEUTICALS INC.
                          DIRECTOR COMPENSATION POLICY

      The Compensation Committee of the Board of Directors of Altus Pharmaceuticals Inc. (the "Company") has approved the following policy which establishes compensation to be paid to non-employee directors of the Company, effective as of the closing of the Company's initial public offering (the "Effective Time"), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company's Board of Directors. All stock option amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company's common stock following the Effective Time.

APPLICABLE PERSONS

      This Policy shall apply to each director of the Company who is not an employee of, or compensated consultant to, the Company or any Affiliate, unless such compensation is received solely for services provided as a member of the Scientific Advisory Board (each, an "Outside Director"). Affiliate shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

STOCK OPTION GRANTS

      Annual Grants

      Each Outside Director shall annually be granted a non-qualified stock option to purchase 8,722 shares of the Company's common stock under the Company's Amended and Restated 2002 Employee, Director and Consultant Stock Plan (the "Stock Plan") at the annual meeting of the Board of Directors following the Company's annual meeting of stockholders; provided that if there has been no annual meeting of stockholders held by the first day of the third fiscal quarter of the year in which the Effective Time occurs, each Outside Director will still receive any annual grants of non-qualified stock options provided for under this policy on the first day of the third fiscal quarter of the year; and provided further, that if an annual meeting of stockholders is subsequently held during the year in which the Effective Time occurs, no additional annual grant shall be made. Unless otherwise specified by the Board or the Compensation Committee at the time of grant, all options granted under this policy shall (i) vest quarterly over four years, subject to the Outside Director's continued service on the Board; provided that such options shall become exercisable in full immediately prior to a change in control of the Company, (ii) have an exercise price equal to the fair market value of the Company's common stock as determined in the Stock Plan, and (iii) contain such other terms and conditions as the Board or the Compensation Committee shall determine; and provided, further, however, that any options granted under this policy on or before the first day of the third fiscal quarter of 2006 to any Outside Director who was serving as an Outside Director as of the Effective Time shall vest quarterly over four years, and such vesting shall commence as of January 1, 2006.

      Initial Grant For Newly Appointed or Elected Directors

      Each new Outside Director on the date of his or her initial appointment or election to the Board of Directors shall be granted a non-qualified stock option to purchase 17,444 shares of the Company's common stock under the Stock Plan.

ANNUAL CASH FEE

      Each Outside Director shall be compensated on an annual basis for providing services to the Company. Each Outside Director shall receive an annual fee of $20,000.

      Cash Payments

      Cash payments to be paid to an Outside Director shall be paid quarterly in arrears as of the last day of each calendar quarter. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro rata basis through his or her last day of service.

      Initial Fee Upon Institution of Policy

      On the last day of the first fiscal quarter following the Effective Time, each Outside Director then serving shall be paid his or her quarterly cash compensation prorated for the period from January 1, 2006 through such date. Thereafter, quarterly cash payments shall be made in accordance with this policy.

      Initial Fee For Newly Appointed or Elected Directors

      On the last day of the first fiscal quarter following an Outside Director's first election or appointment to the Board of Directors after the Effective Time, such Outside Director shall receive his or her quarterly cash compensation prorated in accordance with the terms of this Policy from the beginning of the calendar quarter in which he or she was initially appointed or elected and payable as set forth above.


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